EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			19-006

Date: April 22, 2019	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports First Quarter 2019 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $1.3 million, or $0.01 per diluted share, for the first quarter of 2019 compared to a net loss of $2.6 million, or $(0.02) per diluted share, for the same period in 2018 and a net loss of $13.7 million, or $(0.09) per diluted share, for the fourth quarter of 2018.

Helix reported Adjusted EBITDA1 of $30.2 million for the first quarter of 2019 compared to $27.6 million for the first quarter of 2018 and $23.2 million for the fourth quarter of 2018. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended
	3/31/2019	3/31/2018	12/31/2018

Revenues	$166,823	$164,262	$158,356

Gross Profit	$16,254	$12,983	$13,811
	10%	8%	9%

Non-cash Loss on Equity Investment	$—	$—	$(3,430)

Net Income (Loss)	$1,318	$(2,560)	$(13,747)

Diluted Earnings (Loss) Per Share	$0.01	$(0.02)	$(0.09)

Adjusted EBITDA [1]	$30,214	$27,566	$23,238

Cash and cash equivalents	$220,023	$273,985	$279,459

Cash flows from operating activities	$(34,246)	$41,046	$45,917

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our first quarter results for 2019 reflect improved financial performance both year over year and sequentially. Our Well Intervention segment results improved quarter over quarter despite the seasonal slowdown in the North Sea, and our Robotics segment continues to benefit from improved asset utilization and a lower cost structure. As activity levels increase in the North Sea and Gulf of Mexico, we expect to see improved results in 2019 and believe we are positioned to deliver improved results in a challenging market.”

1 Adjusted EBITDA is a non-GAAP measure. See reconciliation below.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	3/31/2019	3/31/2018	12/31/2018
Revenues:
Well Intervention	$122,231	$129,569	$114,799
Robotics	39,041	27,169	38,420
Production Facilities	15,253	16,321	15,859
Intercompany Eliminations	(9,702)	(8,797)	(10,722)
Total	$166,823	$164,262	$158,356

Income (Loss) from Operations:
Well Intervention	$9,641	$13,877	$4,869
Robotics	(3,904)	(14,317)	(1,236)
Production Facilities	4,405	7,359	6,344
Corporate / Other / Eliminations	(9,873)	(8,035)	(13,467)
Total	$269	$(1,116)	$(3,490)
Segment Results

Well Intervention
Well Intervention revenues increased $7.4 million, or 6%, and income from operations increased $4.8 million, or 98%, in the first quarter of 2019 compared to the previous quarter. Despite lower vessel utilization of 74% in the first quarter of 2019 compared to 79% in the previous quarter driven by the seasonal slowdown in the North Sea, revenue and operating income benefitted from higher operating rates in the Gulf of Mexico as the Q5000 resumed operations on its long-term contract.
Well Intervention revenues decreased $7.3 million, or 6%, in the first quarter of 2019 compared to the first quarter of 2018. The decrease was primarily due to higher rates in the Gulf of Mexico on higher integrated services revenue and higher IRS rental unit utilization in the first quarter of 2018 compared to the first quarter of 2019, which were offset in part by higher revenues in the North Sea in the first quarter of 2019. Income from operations decreased $4.2 million, or 31%, year over year primarily due to reduced IRS rentals in the first quarter of 2019.

Robotics
Robotics revenues in the first quarter of 2019 increased by $0.6 million, or 2%, from the previous quarter. The increase was due to an increase in overall ROV and chartered vessel utilization compared to the previous quarter, which was partially offset by lower rates driven by a seasonal reduction in trenching work in the North Sea. Chartered vessel utilization increased to 88% in the first quarter of 2019, which included 84 spot vessel days, from 78% in the fourth quarter of 2018, which included 60 spot vessel days. Overall ROV asset utilization increased to 39% in the first quarter of 2019 from 36% in the fourth quarter of 2018. Trenching days in the first quarter of 2019 decreased to 133 days compared to 151 days in the fourth quarter of 2018. Loss from operations increased by $2.7 million in the first quarter of 2019 compared to the previous quarter due to fewer trenching days in the first quarter.
Robotics revenues increased $11.9 million, or 44%, in the first quarter of 2019 from the first quarter of 2018 due to higher overall vessel and ROV utilization, including a higher number of trenching days year over year. Vessel utilization was 88% in the first quarter of 2019 compared to 56% in the first quarter of 2018. ROV asset utilization increased to 39% in the first quarter of 2019 from 30% in the first quarter of 2018, and the first quarter of 2019 included 133 trenching days compared to 44 days in the first quarter in 2018. Loss from operations decreased by $10.4 million in the first quarter of 2019 compared to the first quarter of 2018 as a result of higher revenue and a reduction in charter costs year over year.

Production Facilities
Production Facilities revenues decreased quarter over quarter and year over year due to reduced revenue related to the Helix Fast Response System, which was offset in part by production revenues.

Selling, General and Administrative and Other

Selling, General and Administrative
Selling, general and administrative expenses were $16.0 million, or 9.6% of revenue, in the first quarter of 2019 compared to $17.3 million, or 10.9% of revenue, in the fourth quarter of 2018. The decrease in expenses was principally attributable to a net decrease in employee share-based and incentive compensation compared to the fourth quarter of 2018.

Other Income and Expenses
Other income, net was $1.2 million in the first quarter of 2019 compared to other expense of $3.1 million in the fourth quarter of 2018. The increase was primarily due to an increase in net foreign currency gains quarter over quarter.

Cash Flows
Operating cash flow decreased to $(34.2) million in the first quarter of 2019 compared to $45.9 million in the fourth quarter of 2018 and $41.0 million in the first quarter of 2018. The decrease in operating cash flow quarter over quarter and year over year was primarily due to the timing of receipts from customers in the first quarter of 2019 as well as higher regulatory certification costs for our vessels and systems, which included planned dry docks costs for three of our vessels.
Capital expenditures totaled $11.7 million in the first quarter of 2019 compared to $81.7 million in the fourth quarter of 2018 and $21.2 million in the first quarter of 2018. Our capital expenditures in the fourth quarter of 2018 included a $69.2 million installment payment to the shipyard for the Q7000. Regulatory certification costs for our vessels and systems, which are included in operating cash flows, were $16.6 million in the first quarter of 2019 and included dry docks on the Well Enhancer, Seawell and Helix Producer I vessels and certification costs for the related intervention systems.
Free cash flow was $(45.9) million in the first quarter of 2019 compared to $(35.7) million in the fourth quarter of 2018. The decrease was primarily due to lower operating cash flow, partially offset by lower capital expenditures in the first quarter compared to the fourth quarter of 2018. Free cash flow in the first quarter of 2019 decreased by $65.7 million year over year due to lower operating cash flow on increased working capital offset by lower capital expenditures year over year. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Financial Condition and Liquidity
Cash and cash equivalents at March 31, 2019 were $220.0 million. Available capacity under our revolving credit facility was $147.3 million at March 31, 2019. Consolidated long-term debt decreased to $429.2 million at March 31, 2019 from $440.3 million at December 31, 2018. Consolidated net debt at March 31, 2019 was $209.2 million. Net debt to book capitalization at March 31, 2019 was 11%. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its first quarter 2019 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The teleconference, scheduled for Tuesday, April 23, 2019 at 9:00 a.m. Central Time, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-681-8614 for participants in the United States and 1-303-223-4370 for international participants. The passcode is “Staffeldt.” A replay of the webcast will be available at “For the Investor” by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP metrics, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including Helix’s most recently filed Annual Report on Form 10-K and in Helix’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com/company/helix-energy-solutions-group).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2019	2018
	(unaudited)

Net revenues	$166,823	$164,262
Cost of sales	150,569	151,279
Gross profit	16,254	12,983
Selling, general and administrative expenses	(15,985)	(14,099)
Income (loss) from operations	269	(1,116)
Equity in losses of investment	(40)	(136)
Net interest expense	(2,098)	(3,896)
Loss on extinguishment of long-term debt	—	(1,105)
Other income, net	1,166	925
Royalty income and other	2,345	2,855
Income (loss) before income taxes	1,642	(2,473)
Income tax provision	324	87
Net income (loss)	$1,318	$(2,560)

Earnings (loss) per share of common stock:
Basic	$0.01	$(0.02)
Diluted	$0.01	$(0.02)

Weighted average common shares outstanding:
Basic	147,421	146,653
Diluted	147,751	146,653

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Mar. 31, 2019	Dec. 31, 2018	(in thousands)	Mar. 31, 2019	Dec. 31, 2018
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and cash equivalents (1)	$220,023	$279,459	Accounts payable	$63,849	$54,813
Accounts receivable, net	143,436	119,875	Accrued liabilities	81,842	85,594
Other current assets	87,184	51,594	Income tax payable	—	3,829
Total Current Assets	450,643	450,928	Current maturities of long-term debt (1)	47,888	47,252
			Current operating lease liabilities (2)	55,241	—
			Total Current Liabilities	248,820	191,488

			Long-term debt (1)	381,319	393,063
			Operating lease liabilities (2)	191,545	—
Property & equipment, net	1,818,069	1,826,745	Deferred tax liabilities	107,367	105,862
Operating lease right-of use assets (2)	240,332	—	Other non-current liabilities	48,427	39,538
Other assets, net	98,277	70,057	Shareholders' equity (1)	1,629,843	1,617,779
Total Assets	$2,607,321	$2,347,730	Total Liabilities & Equity	$2,607,321	$2,347,730

(1)
Net debt to book capitalization - 11% at March 31, 2019. Calculated as net debt (total long-term debt less cash and cash equivalents - $209,184) divided by the sum of net debt and shareholders' equity ($1,839,027).

(2)	Reflects adoption of Accounting Standards Update No. 2016-02, "Leases (Topic 842)."

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

Earnings Release:

	Three Months Ended
	3/31/2019	3/31/2018	12/31/2018
	(in thousands)
Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$1,318	$(2,560)	$(13,747)
Adjustments:
Income tax provision	324	87	1,174
Net interest expense	2,098	3,896	3,007
Loss on extinguishment of long-term debt	—	1,105	—
Other (income) expense, net	(1,166)	(925)	3,099
Depreciation and amortization	28,509	27,782	27,183
Non-cash loss on equity investment	—	—	3,430
EBITDA	31,083	29,385	24,146
Adjustments:
Realized losses from foreign exchange contracts not designated as hedging instruments	(869)	(690)	(908)
Other than temporary loss on note receivable	—	(1,129)	—
Adjusted EBITDA	$30,214	$27,566	$23,238

Free Cash Flow:
Cash flows from operating activities	$(34,246)	$41,046	$45,917
Less: Capital expenditures, net of proceeds from sale of assets	(11,630)	(21,214)	(81,652)
Free cash flow	$(45,876)	$19,832	$(35,735)

We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets. We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.